PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(TO PROSPECTUS DATED JANUARY 22, 2008)	Registration No. 333-144721

VeruTEK Technologies, Inc.
3,270,327 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the Prospectus dated January 22, 2008 relating to the public offering of up to 3,270,327 shares of our common stock, par value $0.001 per share, which may be sold from time to time by the selling security holders of VeruTEK Technologies, Inc., a Nevada corporation, named in the Prospectus dated January 22, 2008.

The total number of shares subject to the Prospectus consists of the following shares issued or to be issued to the selling security holders:  (i) up to 1,685,000 shares issued or issuable upon conversion of our Secured Convertible Notes; (ii) 809,276 shares issuable upon the exercise of warrants and (iii) 776,051 shares of our common stock.  We are not selling any shares of common stock in the offering and therefore will not receive any proceeds from the offering.  We will, however, receive proceeds from the exercise, if any, of warrants to purchase 809,276 shares of our common stock.  All costs associated with the registration will be borne by us.

This Prospectus Supplement includes a report on Form 8-K, which was filed with the Securities and Exchange Commission on March 7, 2008.  The information contained in the report on Form 8-K included in this Prospectus Supplement is dated as of March 7, 2008.

This Prospectus Supplement should be read in conjunction with the Prospectus dated January 22, 2008, which is to be delivered with this Prospectus Supplement.  This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus dated January 22, 2008, including any supplements or amendments thereto.  This Prospectus Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus dated January 22, 2008.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities subject to the Prospectus or determined if the Prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

Our common stock is currently traded on the OTC Bulletin Board under the symbol “VTKT”.

Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 3 of the Prospectus dated January 22, 2008.

The date of the Prospectus Supplement is March 7, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): March 3, 2008

VeruTEK Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51246	06-1828817
(Commission File Number)	(IRS Employer Identification No.)

65 West Dudley Town Road, Suite 100
Bloomfield, Connecticut 06002

(Address of Principal Executive Offices)

860-242-9800
(Registrant’s Telephone Number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.01 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement.

On March 3, 2008, VeruTEK Technologies, Inc. (the “Company”) and Keyspan Corporate Services LLC (“Keyspan”) entered into an Agreement, dated as of February 22, 2008, pursuant to which the Company agreed to provide Keyspan with professional services for the purpose of implementing the Company’s Surfactant Enhanced In-Situ Chemical Oxidation (S-ISCO) remedial measures at Operable Unit number 4 (“OU-4”) Cesspool area of the Bay Shore former manufactured gas plant (MGP) site in Bay Shore, New York.  The Company’s services will be performed in accordance with the New York State Department of Environmental Conservation approved Bay shore/Brightwaters Former MGP Site OU-4, Former Cesspool, S-ISCO Work Plan, dated February 19, 2008.  The Company’s work under this Agreement will focus on the Company’s implementation of S-ISCO at the former OU-4 cesspool area to remediate the MGP-related impacts.  The Agreement contains customary terms and conditions as applied to independent contractors of professional services, including, but not limited to, warranties by the Company regarding the performance of its services in a workmanlike and professional manner, covenants regarding the Company’s compliance with applicable law, indemnification of Keyspan by the Company with respect to, among other things, materials, goods, work and services provided by the Company pursuant to the Agreement, and non-disclosure obligations under the Agreement.  The term of the Agreement will remain in effect until December 31, 2009, unless extended or earlier terminated pursuant to the Agreement’s terms.  The Agreement may be terminated in connection with certain specified events of default, including, but not limited to, any failure by the Company to perform any material covenant for period of thirty (30) days after notice of such failure and any breach by the Company of its non-disclosure obligations under the Agreement.  Keyspan may also terminate the Agreement for convenience upon ten (10) days prior written notice.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VeruTEK Technologies, Inc.

Dated: March 7, 2008	By:	/s/ John Collins
Name: John Collins
Title: President and Chief Executive Officer